Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Amendment No. 1 to the Registration Statement (Form S-3 No. 333-221353) of Phillips 66 Partners LP,

(2)	Registration Statement (Form S-3 No. 333-217734) of Phillips 66 Partners LP,

(3)	Amendment No. 1 to the Registration Statement (Form S-3 No. 333-209870) of Phillips 66 Partners LP, and

(4)	Registration Statement (Form S-8 No. 333-190195) pertaining to the Phillips 66 Partners LP 2013 Incentive Compensation Plan;

of our report dated April 12, 2017, with respect to the consolidated financial statements of Merey Sweeny, L.P. included in this Current Report on Form 8-K of Phillips 66 Partners LP.

/s/ Ernst & Young LLP
Houston, Texas
December 8, 2017